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                                                                  EXHIBIT 99.1

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                        ANNUAL STATEMENT AS TO COMPLIANCE


The undersigned certifies that she is an Assistant Vice President of BankAmerica Housing Services, a Division of Bank of America, FSB, (the "Servicer") and that, as such, she is duly authorized to execute and deliver this certificate on behalf of the Servicer pursuant to Section 4.20 of the Pooling and Servicing Agreement (the "Agreement") dated as of November 1, 1997, between Bank of America National Trust and Savings Association, Contract Seller, BankAmerica Housing Services, a Division of Bank of America, FSB, as Contract Seller and Services, and First National Bank, of Chicago, as
Trustee of the Trust 1997-2, (all capitalized terms used herein without definition having the respective meanings specified in the Agreement) and further certifies that:

       1. I have reviewed the activities during the preceding calendar year and performance under this agreement has been made under such officer's supervision under Section 4.20 of the Agreement; and

       2. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year.

IN WITNESS WHEREOF, I have affixed hereunto my signature this 31st day of March, 1998.



                                      BANKAMERICA HOUSING SERVICES,
                                      a Division of Bank of America, FSB



                                      By  /s/ Mary Churley
                                          -----------------------------------
                                          Mary Churley
                                          Assistant Vice President and Manager
                                          Investor Servicing